Exhibit 99.1

Appleton Announces Receipt of Requisite Consents to Amend Indenture For Second Lien Notes

(Appleton, Wis., January 28, 2010) Appleton Papers Inc. ("Appleton") announced today that it has received the requisite consents from the beneficial owners of its 11.25% Second Lien Notes due 2015 (the "Second Lien Notes") to certain amendments to the indenture governing the Second Lien Notes (the "Indenture"). Adoption of the amendments requires the consents of the holders of a majority in aggregate principal amount of the Second Lien Notes.

The amendments will permit (i) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan (the "ESOP") to own less than 50% of Paperweight Development Corp. (Appleton's parent company) without triggering a requirement on the part of Appleton to make an offer to repurchase the Second Lien Notes pursuant to the Indenture and (ii) a capital contribution or operating lease of the black liquor assets located at Appleton's facilities at Roaring Spring, Pennsylvania to a newly-formed joint venture with a third party in exchange for a minority equity interest in such joint venture.

Appleton expects to immediately enter into a supplemental indenture giving effect to such amendments upon the satisfaction of certain customary conditions contained in the Indenture.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. Appleton produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, are forward-looking statements. The potential transaction described in this press release, including the execution of the supplemental indenture, may not occur on the terms described, or at all. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 3, 2009, as well as in the Quarterly Report on Form 10-Q for the quarter ended October 4, 2009. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com